FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”) made as of the
     day of [     ], 20[ ], by and among PACER FUNDS TRUST (the "Trust"), PACER ADVISORS, INC. ("Adviser"), and CSOP ASSET MANAGEMENT LIMITED ("Sub-
Adviser").

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (the “Advisory Agreement”) as of [     ], 20[ ] with the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), under which the Adviser provides advisory services to, among other series of the Trust, the Pacer CSOP FTSE China A50 ETF (as listed on Schedule A hereto, the “Pacer China Fund”).

WHEREAS, the Trust's Board of Trustees and the Adviser desire to retain the Sub- Adviser to furnish investment sub-advisory services to the Pacer China Fund, and the Sub- Adviser has agreed to act in such capacity.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.Appointment. The Adviser hereby appoints the Sub-Adviser to provide investment sub-advisory services to each of the Pacer China Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following:

(a)    the Trust's Declaration of Trust and all amendments thereto or restatements thereof (such Declaration of Trust, as presently in effect and as it shall from time to time be amended or restated, is herein called the "Declaration of Trust");

(b)	the Trust's By-Laws as presently in effect and all amendments thereto;

(c)    the resolutions of the Trust's Board of Trustees authorizing the appointment of the Sub-Adviser and approving this Agreement;

(d)	the Advisory Agreement;

(e)	the Code of Ethics of the Trust and of the Adviser as presently in effect;

(f)    the Liquidity Risk Management Program of the Trust and all related policies and procedures as presently in effect;

(g)    the Trust's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (the "SEC") and all amendments thereto;

(h)    the Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act") (File No. 333-201530) and under the 1940 Act (File No. 811-23024), as filed with the SEC and all amendments thereto insofar as such Registration Statement and such amendments relate to the Pacer China Fund; and

(i)    the Trust's most recent prospectus and Statement of Additional Information relating to the Pacer China Fund (such prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto, are herein collectively called the "Prospectus").

The Adviser will furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing.

3.Management. Subject to the supervision of the Trust's Board of Trustees and the Adviser, and in accordance with the Prospectus, the Sub-Adviser will make investment decisions for, all assets of the Pacer China Fund and place all orders for the purchase and sale of securities, all on behalf of the Pacer China Fund. In the performance of its duties, the Sub-Adviser will satisfy its fiduciary duties to the Pacer China Fund and will monitor such Fund’s investments, and will comply with the provisions of the Trust's Declaration of Trust and By-Laws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Pacer China Fund as contained in the Prospectus. The Sub-Adviser and the Adviser will make their officers and employees available to the other from time to time at reasonable times to review the investment policies of the Pacer China Fund and to consult with each other regarding the investment affairs of the Fund. The Sub-Adviser will report to the Trust's Board of Trustees and the Adviser with respect to the implementation of such program.

The Sub-Adviser further agrees that it:

(a)    will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

(b)    will conform with all applicable U.S. rules and regulations pertaining to its investment advisory activities;

(c)    will place orders pursuant to its investment determinations for each of the Pacer China Funds either directly with the issuer or with any broker or dealer. The Sub-Adviser will place orders for the purchase or sale of securities with a view to receiving the best price and execution for such purchase or sale. Where the Sub-Adviser places orders for the purchase or sale of securities for the Pacer China Fund, in selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has been or will be furnishing research or other information or services which assist the Sub-Adviser's performance of its investment decision-making responsibilities generally, provided that the commission cost is reasonable in relation to the brokerage and research services provided. Compensation received by the Sub-Adviser pursuant to this Agreement shall not be reduced by any benefits received by the Sub-Adviser pursuant to this section. The Sub-Adviser may direct brokerage to whomever it deems appropriate consistent with the foregoing. In no instance will portfolio securities be purchased from or sold to the Adviser or any of its affiliated brokers or dealers, the Sub-Adviser or any affiliated person of either the Trust, the Adviser or the Sub- Adviser, except as may be permitted under the 1940 Act;

(d)    will report regularly to the Adviser and to the Trust's Board of Trustees and will make appropriate persons available for the purpose of reviewing with representatives of the Adviser and the Trust's Board of Trustees on a regular basis at reasonable times the management of the Pacer China Fund, including, without limitation, review of the general investment strategies of the Fund, the performance of the Fund in relation to standard industry indices, considerations and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by the Adviser or the Trust’s Board of Trustees (including, without limitation, periodic compliance reports, reports with respect to benefits obtained from brokerage, performance reports and reports related to portfolio holdings and analytics);

(e)    will maintain books and records with respect to the Pacer China Fund’s securities transactions as required by applicable law, rules and regulations, and will furnish the Adviser and the Trust's Board of Trustees such periodic and/or special reports as the Adviser or the Trust's Board of Trustees may reasonably request;

(f)    will act upon reasonable instructions from the Adviser regarding the services provided pursuant to Section 3 under this Agreement that are not inconsistent with its fiduciary duties;

(g)    will treat confidentially and as proprietary information of the Trust all such records and other information relative to the Trust maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust;

(h)    will receive the research and recommendations of the Adviser with respect to the investment and reinvestment of the assets of the Pacer China Fund; and

(i)    will vote proxies received in connection with securities held by the Pacer China Fund consistent with the Trust’s proxy voting policies and its fiduciary duties hereunder.

The Trust and the Adviser agree that the Sub-Adviser shall not advise or act for the Trust or the Adviser in any legal proceedings, including bankruptcies or class actions, involving securities held or previously held by the Pacer China Fund or the issuers of such securities.

4.The Adviser's Duties. The Adviser shall continue to have responsibility for all other services to be provided to the Pacer China Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser's performance of its duties under this Agreement. The Adviser shall also retain direct portfolio management responsibility with respect to any assets of the Pacer China Fund that are not allocated by the Adviser to the portfolio management of the Sub-Adviser.

5.References to the Sub-Adviser and License. The Sub-Adviser grants to the Pacer Trust a world-wide, non-exclusive, fully-paid and royalty free license to use the name “CSOP” in the name of the Pacer China Fund for the duration of the Sub-Advisory Agreement, subject to any customary indemnities and conditions as separately agreed by the parties in writing. During the term of this Agreement, the Adviser agrees to furnish to the Sub-Adviser at its principal office all Prospectuses, proxy statements, reports to stockholders, sales literature or other material prepared for distribution to sales personnel (collectively, “Marketing Materials”), shareholders of the Pacer China Fund or the public, which refer to the Sub-Adviser or its clients in any way, prior to use thereof and agrees not to use such material if the Sub-Adviser reasonably objects in writing within five business days (or such other time as may be mutually agreed upon in writing) after receipt thereof. Sales literature may be furnished to the Sub-Adviser hereunder by first-class or overnight mail, electronic transmission equipment (e.g., e-mail) or hand delivery, Attn: Sales Department (cc Legal and Compliance Department).

6.Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's reasonable request. The Sub-Adviser further agrees to maintain the records required to be maintained by subsections (b)(1), (b)(5), (b)(9), (b)(10), (b)(11), (e) and (f) of Rule 31a-1 under the 1940 Act and preserve them for the periods prescribed by Rule 31a-2 under the 1940 Act.

7.Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, custodial fees and expenses and stamp duties, if any) purchased for the Pacer China Fund.

8.Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee for the Pacer China Fund, accrued daily and payable monthly, in accordance with Schedule A hereto.

9.	Services to Others.

(a)    The Adviser understands, and has advised the Trust's Board of Trustees, that the Sub-Adviser now acts, and may in the future act, as an investment adviser or sub-adviser to fiduciary and other managed accounts, and as investment adviser, sub-adviser, and/or administrator to other investment companies, collective investment schemes, mutual funds and private funds. The Adviser has no objection to the Sub-Adviser's acting in such capacities, provided that whenever the Pacer China Fund and one or more other investment companies, private funds or accounts advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a manner believed by the Sub-Adviser to be equitable and consistent with its fiduciary obligations to the Pacer China Fund and such other investment entities. . In addition, the Adviser understands that the persons employed by the Sub-Adviser to assist in performing the Sub-Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of the Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

(b)    Notwithstanding the foregoing, the sub-advisory services provided by the Sub- Advisor to the Pacer China Fund under this Agreement are exclusive, in that the Sub-Advisor will not provide sub-advisory services to another investment company whose shares are registered for public sale in the U.S. (whether or not operating as an ETF), which is managed in accordance with the same strategy as the Pacer China Fund. Except as indicated above, the services of the Sub-Adviser are not to be deemed exclusive. The Adviser acknowledges that the Sub-Adviser and its members, officers, employees may from time to time act as investment manager, manager, investment adviser or dealer in relation to, or be otherwise involved in, investment funds and accounts other than the Pacer China Fund which have similar objectives and/or investment strategies to that of the Pacer China Fund. It is, therefore, possible that any of them may, in the course of business, have potential conflicts of interest with the China Pacer Fund. While conflicts of interest may arise in the ordinary course of business, the Sub-Adviser shall have regard to its obligations hereunder.

10.Limitation of Liability. The Adviser will not take any action against the Sub- Adviser to hold the Sub-Adviser liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of the Sub-Adviser's duties under this Agreement, except a loss resulting from the Sub-Adviser's willful misfeasance, bad faith or gross negligence in the performance of duties under this Agreement, or reckless disregard of the obligations and duties under this Agreement.

11.Indemnification. The Adviser and the Sub-Adviser each agree to indemnify the other against any claim, loss or liability to such other party (including reasonable attorneys’ fees)
(i) arising out of or based upon any untrue statement of a material fact contained in the Prospectus or any Marketing Materials or the omission or alleged omission from the Prospectus or any Marketing Materials of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) resulting from any action on the part of the indemnifying party which constitutes willful misfeasance, bad faith, or gross negligence in the performance of duties under this Agreement, or reckless disregard of the obligations and duties under this Agreement. For the avoidance of doubt, in fulfilling their respective duties hereunder, the Adviser and Sub-Adviser shall be entitled to receive and act upon the advice of counsel and/or the treasurer of the Trust for the benefit of the Pacer China Fund, or such counsel or certified public accountant as the Adviser and the Sub-Adviser may agree upon, with respect to all matters hereunder, and the Adviser and Sub-Adviser shall be without liability for any action reasonably taken or omitted pursuant to such advice.

12.Duration and Termination. Except as set forth in the applicable Transaction Agreement, this Agreement shall become effective as to the Pacer China Fund as of the date set forth opposite such Fund's name on Schedule A hereto, provided that this Agreement has been approved by (i) the vote of a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement nor "interested persons" of the Trust, the Sub-Adviser and the Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (ii) the vote of a majority of the outstanding voting securities of the Pacer China Fund. Except as set forth in the applicable Transaction Agreement, this Agreement shall remain in effect with respect to the Pacer China Fund for a period of two (2) years from its effective date, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect with respect to each such Fund thereafter for successive periods of twelve (12) months so long as such continuation is specifically approved at least annually by (a) the vote of a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement nor "interested persons" of the Trust, the Sub-Adviser and the Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (b) either (i) the Trust's Board of Trustees or (ii) the vote of a majority of the outstanding voting securities of the Fund.

Except as set forth in the applicable Transaction Agreement, notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Trust's Board of Trustees, by the vote of a majority of the outstanding voting securities of the Trust or by the vote of a majority of the outstanding voting securities of the Pacer China Fund, upon sixty (60) calendar days' prior written notice to the other parties, or by the Adviser or the Sub-Adviser if either the Adviser or the Sub-Adviser shall materially breach this Agreement and such breach shall remain uncured for a period of sixty (60) calendar days. In the event that the Trust terminates the Advisory Agreement, this Agreement shall terminate concurrently with such termination. This Agreement will immediately terminate in the event of its assignment.

As used in this Agreement, the terms "majority of the outstanding voting securities", "interested persons" and "assignment" have the same meaning of such terms in the 1940 Act.

13.Amendment of this Agreement. This Agreement may be amended by the parties only if such amendment is in writing executed by each party hereto and, to the extent required by the 1940 Act or the rules or regulations thereunder (unless an exemptive or other relief granted by the SEC or its staff apply), approved by (i) the vote of a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement nor "interested persons" of the Trust, the Sub-Adviser and the Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (ii) the vote of a majority of the outstanding voting securities of a Pacer China Fund.

14.Entire Agreement. Except as set forth in the Transaction Agreement relating to Pacer’s potential liability to CSOP relating to termination of this Agreement by Pacer, this Agreement sets forth the entire agreement of the parties with respect to the investment and management of the Pacer China Fund, and hereby supersedes any prior agreement by the parties hereto.

15.Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and will be governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PACER FUNDS TRUST

_____________________________
By:
Name: Joe M. Thomson Title: Chairman

PACER ADVISORS INC.

_____________________________
By:
Name: Joe M. Thomson Title: President

CSOP ASSET MANAGEMENT LIMITED

______________________________
By:
Name:
Title:

SCHEDULE A

Fund    Effective Date    Fee

Pacer CSOP FTSE China A50 ETF    see below

Pacer shall pay the following percentage(s) of “Net Revenues” (as defined below) to CSOP as a sub-advisory fee:

(A)	Up to $400 million:	20%
(B)	$400 million - $700 million:	35%
(C)	More than $700 million:	50%

Net Revenues are determined by deducting from the Pacer Fee: (A) all Included Expenses, as defined in the applicable Transaction Agreement, and (B) an additional fifteen (15) basis points (0.15%).